Exhibit 10.3

 CLINICAL TRIAL FUNDING AGREEMENT

This Clinical Trial Funding Agreement (this “Agreement”) is made as of October 22, 2024 (the “Effective Date”) by and between Double Point Ventures LLC, a Delaware limited liability company (“Lender”) and Lumos Pharma, Inc., a Delaware corporation (“Borrower”).

RECITALS

WHEREAS, Borrower is a clinical-stage biopharmaceutical company focused on identifying, acquiring, developing and commercializing novel products and new therapies for people with rare diseases;

WHEREAS, Borrower and an affiliate of Lender (“Parent”) are entering into that certain Agreement and Plan of Merger, of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), among Borrower, Parent, DPV MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and, solely for the purposes of Section 9.17 thereof, Lender; and

WHEREAS, in connection with the Merger Agreement, Borrower has requested that Lender provide, and subject to the terms and conditions set forth herein, Lender has agreed to provide, Advances as further set forth herein, solely for the purpose of research and development expenses incurred by Borrower and its Subsidiaries as further set forth on Exhibit A hereto (the “Permitted Uses”).

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, Borrower and Lender hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1           Defined Terms.

Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Merger Agreement. When used in this Agreement, the following terms shall have the following meanings (such meanings being applicable to both the singular and plural forms of such terms):

“Advance” has the meaning assigned in Section 2.1 hereof.

“Advance Period” means the period commencing on the Effective Date and ending on the earlier of (i) the Closing Date or (ii) the date on which the Merger Agreement is terminated by any party thereto for any reason (including, without limitation, due to Borrower’s exercise of any “fiduciary out” provision therein).

“Agreement” has the meaning assigned in the introductory paragraph hereof.

“Article 9” means Article 9 of the UCC.

“Borrower” has the meaning assigned in the introductory paragraph hereof.

“Collateral” has the meaning assigned in Section 3.1 hereof.

“Default” has the meaning assigned in Section 7.1 hereof.

“Effective Date” has the meaning assigned in the introductory paragraph hereof.

“Event of Default” has the meaning set forth in Article 8 hereof.

“Excluded Property” has the meaning assigned in Section 3.1 hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in an Advance pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Advance or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.6, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.6(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Entities and implementing such Sections of the Code.

“Funding Cap” has the meaning assigned in Section 2.1 hereof.

“Funding Documents” means this Agreement, the Note, and each other agreement, instrument, or document evidencing, governing, and/or securing the transactions contemplated by this Agreement, the Note, and each other related agreement, instrument, or document, in each case as amended, restated, supplemented, and/or otherwise modified from time to time in accordance with the terms hereof. For the avoidance of doubt, the Merger Agreement and the Merger Documents shall not constitute Funding Documents.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under any Funding Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Lender” has the meaning assigned in the introductory paragraph hereof.

“Material Adverse Effect” means (i) “Material Adverse Effect” as defined in the Merger Agreement, and (ii) a material adverse effect on (A) the ability of Borrower to perform its obligations under this Agreement or any other Funding Document, (B) the validity, enforceability, or collectability of this Agreement or the other Funding Documents against Borrower, (C) the enforceability or priority of Lender’s Liens with respect to the Collateral, or (D) the value of the Collateral or Lender’s ability to realize upon the Collateral.

“Maturity Date” means the earlier of (i) if the Merger Agreement is terminated prior to the occurrence of the Closing by any party thereto for any reason (including, without limitation, due to Borrower’s exercise of any “fiduciary out” provision therein), the date of such termination, or (ii) following the occurrence of the Closing, any date on which Lender demands payment by written notice to Borrower.

“Maximum Rate” means the maximum rate of non-usurious interest permitted by applicable law.

“Merger Agreement” has the meaning assigned in the recitals hereof.

“Merger Documents” means the ancillary documents contemplated under the Merger Agreement, including, but not limited to, the Company Acquisition Agreement, Confidentiality Agreement, CVR Agreement, and Support Agreement, but excluding, for the avoidance of doubt, the Funding Documents.

“Note” has the meaning assigned in Section 2.1 hereof.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Funding Document, or sold or assigned an interest in any Funding Document).

“Other Taxes” means all present or future stamp, court, recording, filing, intangible, documentary, or similar Taxes that arise from any payment made hereunder or under any other Funding Document or from the execution, delivery, or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Funding Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning assigned in the recitals hereof.

 “Permitted Liens” means (i) “Permitted Liens” in the Merger Agreement, (ii) Liens in favor of financial institutions arising in connection with the Borrower’s letters of credit, deposit and/or securities accounts held at such institutions, and (iii) Liens (including deposits) to secure surety bonds, manufacturing contracts, clinical research organization contracts, leases (including real property leases), in each case, in the ordinary course of business.

“Permitted Uses” has the meaning assigned in the recitals hereof.

“Secured Obligations” means, collectively, (i) the obligations of Borrower from time to time arising under this Agreement and the other Funding Documents to which it is a party, (ii) the obligations of any other guarantor or other party (other than Lender) from time to time arising under the Funding Documents, if any, and (iii) all other agreements, duties, indebtedness, obligations, and liabilities of any kind of Borrower and any other party (other than Lender) under, out of, or in connection with the Funding Documents or any other document made, delivered, or given in connection with any of the foregoing (excluding, for the avoidance of doubt, the Merger Documents), in each case, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership, or other similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification, or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, joint or several or fixed or otherwise, and including reasonable and documented out-of-pocket fees, costs, attorneys' fees, and disbursements, reimbursement obligations, expenses, and indemnities (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of Delaware (and each reference in this Agreement to an Article thereof shall refer to that Article as from time to time in effect in such jurisdiction); provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of Lender’s Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, the term “UCC” shall mean the Uniform Commercial Code (including Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, or priority and for purposes of definitions related to such provisions.

Section 1.2           UCC Terms.

Terms defined in the UCC which are not otherwise defined in this Agreement are used herein as defined in the UCC.

ARTICLE 2

CREDIT FACILITIES

Section 2.1           Advances.

From time to time during the Advance Period, subject to the terms and conditions hereof, Lender agrees to lend to Borrower, in one or more borrowings, loans in an aggregate principal amount not to exceed $7,500,000 (the “Funding Cap”). The advances hereunder (each an “Advance” and, collectively, the “Advances”) shall be evidenced by a single promissory note substantially in the form of Exhibit B attached hereto (the “Note”). Subject to the satisfaction of the conditions precedent set forth herein, the disbursement of each Advance hereunder shall be made upon written notice received by Lender not later than three Business Days prior to the date of such requested Advance specifying the date of disbursement (which date shall be a Business Day), the amount of such Advance, and the third-party provider to whom such Advance will be disbursed by Borrower, together with such supporting documentation as Lender may reasonably request. Borrower shall provide Lender with confirmation of such payment to the third-party provider within three Business Days of receipt of the Advance. Amounts borrowed hereunder and repaid or prepaid may not be reborrowed.

Section 2.2           Records.

Lender shall maintain in Lender’s records an account or accounts evidencing the indebtedness of Borrower hereunder, including the amounts of principal and interest payable and paid to Lender from time to time hereunder. The entries made in such account or accounts shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such account or accounts or any error therein shall not in any manner affect the obligation of Borrower to repay all outstanding principal, accrued and unpaid interest, and other amounts payable hereunder in accordance with the terms of this Agreement. In the event of any conflict between such account or accounts maintained by Lender with those maintained by Borrower pursuant to the immediately following paragraph, such account or accounts of Lender shall prevail in the absence of manifest error.

Borrower shall maintain in Borrower’s records an account or accounts evidencing the indebtedness of Borrower hereunder, including the amounts of principal and interest payable and paid to Lender from time to time hereunder. The entries made in such account or accounts shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Borrower to maintain such account or accounts or any error therein shall not in any manner affect the obligation of Borrower to repay all outstanding principal, accrued and unpaid interest, and other amounts payable hereunder in accordance with the terms of this Agreement.

Section 2.3           Interest.

The outstanding principal amount of all Advances under this Agreement shall accrue interest at a rate equal to fifteen percent (15.0%) simple interest per annum, which accrued interest shall be due and payable in arrears on the Maturity Date. Interest shall be calculated on the basis of a 360-day year and charged for the actual number of days elapsed to, but excluding, the Maturity Date (or such other date on which all principal and accrued and unpaid interest hereunder is paid in full and this Agreement, and all commitments to make Advances hereunder, is terminated). Notwithstanding the foregoing, upon the occurrence, and during the continuation, of an Event of Default, interest shall accrue on all amounts outstanding hereunder at a rate equal to the otherwise applicable interest rate at such time plus an additional two percent (2.0%) simple interest per annum.

Section 2.4           Principal Payments.

Borrower agrees to duly and punctually pay all outstanding principal and accrued and unpaid interest hereunder on the Maturity Date. Borrower may voluntarily prepay the principal outstanding under this Agreement in whole or in part at any time, without premium or penalty, together with the accrued and unpaid interest on such prepaid principal. Lender shall apply payments and prepayments under this Agreement first to accrued and unpaid interest on the principal repaid or prepaid, then to outstanding principal and thereafter to any other amounts payable under this Agreement or any other Funding Documents.

Section 2.5           Payment Mechanics.

Borrower shall make each payment hereunder to Lender in immediately available funds on or prior to the day when due, in lawful money of the United States of America, at the location of Lender specified in Section 9.3 below, or at such other place or places as Lender may designate from time to time by written notice to Borrower. If any date upon which payment is due hereunder is not a Business Day, then the payment to be made on such date shall instead be due on the next Business Day.

Section 2.6           Taxes.

(a)          Any and all payments by or on account of any obligation of Borrower hereunder or under any other Funding Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Law. If Borrower is required by applicable Law to deduct or withhold any Taxes from such payments, then:

(i)     if such Tax is an Indemnified Tax, the amount payable by Borrower shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), Lender receives an amount equal to the amount it would have received had no such deduction or withholding been made; and

(ii)    Borrower shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable Law.

(b)         Without limiting the provisions of Section 2.6(a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Entity in accordance with applicable Law.

(c)          Borrower shall indemnify Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) paid or payable by Lender, on or with respect to an amount payable by Borrower in respect of this Agreement or any other Funding Document, together with any reasonable expenses arising in connection therewith and with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Entity. A certificate from Lender as to the amount of such payment or liability delivered to Borrower shall be conclusive absent manifest error. Borrower hereby authorizes Lender to set off and apply any and all amounts at any time owing to Borrower under any Funding Document against any amount due to Lender under this subclause (c).

(d)       If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund (or the amount of any credit in lieu of refund) to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes giving rise to such refund or credit in lieu of refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund or credit in lieu of refund); provided that, Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any interest, penalties, or other charges imposed by the relevant Governmental Entity) to Lender in the event Lender is required to repay such refund or credit in lieu of refund to such Governmental Entity. Notwithstanding anything to the contrary in this subclause (d), in no event will Lender be required to pay any amount to Borrower pursuant to this paragraph if the payment of such amount would place Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this subclause (d) shall be construed to require Lender to make available its tax returns or any other information relating to its taxes that it deems confidential to Borrower or any other Person.

(e)         If Lender (including any assignee or successor) is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Funding Document, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender (including any assignee or successor), if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender (including any assignee or successor) is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following sentence) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender. Without limiting the generality of the foregoing, Lender (including any assignee or successor) shall deliver to Borrower whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications.

ARTICLE 3

SECURITY INTEREST AND COLLATERAL MATTERS

Section 3.1           Grant of Security Interest.

As collateral security for the full, prompt, complete, and final payment and performance when due (whether at stated maturity, by acceleration, or otherwise) of all of the Secured Obligations and in order to induce Lender to enter into the Funding Documents and make the Advances, Borrower hereby collaterally assigns, conveys, mortgages, pledges, and hypothecates to Lender, and hereby grants to Lender, a security interest and Lien in and on all of Borrower’s right, title, and interest in, to, and under the following, whether now owned or hereafter acquired (collectively, the “Collateral”):

(a)          all Accounts;

(b)          all Equipment, Goods, Inventory, and Fixtures;

(c)          all Documents, Instruments, and Chattel Paper;

(d)          all Letters of Credit and Letter-of-Credit Rights;

(e)          all Investment Property;

(f)          all contracts, intellectual property, and other General Intangibles, including all copyrights, trademarks, service marks, trade names, and patents;

(g)          all money and all deposit accounts;

(h)          all books and records relating to the Collateral; and

(i)          to the extent not covered by clauses (a) through (h) of this sentence, all other assets, personal property, and rights of Borrower, whether tangible or intangible, all Proceeds and products of each of the foregoing, and all accessions to, substitutions and replacements for, and rents, profits, and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty, or guaranty payable to Borrower from time to time with respect to any of the foregoing.

Notwithstanding the foregoing, the security interest and Lien provided herein shall not extend to, and the term “Collateral” shall not include, any of the following (collectively, “Excluded Property”): (i) any permit or license or any contractual obligation entered into by Borrower, in each case not prohibited to be outstanding under the Merger Agreement, (A) that prohibits or requires the consent of any Person other than Borrower or an Affiliate thereof which has not been obtained as a condition to the creation by Borrower of a Lien on any right, title, or interest in such permit, license, contractual obligation, or other asset or (B) to the extent that any applicable state or federal law prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law; (ii) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed) to the extent that the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or the resulting trademark registration under applicable United States federal law; and (iii) assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by Borrower and Lender; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions, or replacements of Excluded Property (unless such proceeds, products, substitutions, or replacements would otherwise themselves constitute Excluded Property).

Section 3.2           Financing Statements.

Borrower hereby irrevocably authorizes Lender at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether Borrower is an organization, the type of organization, and any organizational identification number issued to Borrower, and (ii) any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing, or protecting the security interest granted by Borrower hereunder, without the signature of Borrower where permitted by law, including the filing of a financing statement describing the Collateral as “all assets now owned or hereafter acquired by Borrower or in which Borrower otherwise has rights, and all proceeds of the foregoing”. Borrower agrees to provide all information described in the immediately preceding sentence to Lender promptly upon request by Lender. Borrower hereby further authorizes Lender to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any United States state or other country) this Agreement, an intellectual property security agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing, or protecting the security interest granted by Borrower hereunder, without the signature of Borrower where permitted by law, and naming Borrower as debtor and Lender as secured party.

Section 3.3           Further Assurances as to Security Matters.

Borrower shall take such further actions, and execute and/or deliver to Lender such additional financing statements, amendments, assignments, agreements, supplements, powers, and instruments, as Lender may in its reasonable discretion deem necessary or appropriate in order to perfect, preserve, and protect the security interest in the Collateral as provided herein and the rights and interests granted to Lender hereunder, and enable Lender to exercise and enforce its rights, powers, and remedies hereunder with respect to any Collateral, including the filing of any financing statements, continuation statements, and other documents under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, and the filing of intellectual property security agreements with the United States Patent and Trademark Office and the United States Copyright Office, all in form reasonably satisfactory to Lender in such offices wherever required by law to perfect, continue, and maintain a valid, enforceable, first-priority security interest in the Collateral as provided herein, subject to Permitted Liens, and to preserve the other rights and interests granted to Lender hereunder, as against third parties, with respect to the Collateral. Without limiting the generality of the foregoing, but subject to applicable law, Borrower shall make, execute, endorse, acknowledge, file, or refile and/or deliver to Lender from time to time upon request by Lender such lists, schedules, descriptions, and designations of the Collateral, statements, copies of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports, and other assurances or instruments as Lender shall reasonably request. If an Event of Default has occurred and is continuing, Lender may institute and maintain, in its own name or in the name of Borrower, such suits and proceedings as Lender may deem necessary or expedient to prevent any impairment of the security interest in, or the perfection thereof, in the Collateral. All of the foregoing shall be at the sole cost and expense of Borrower.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender on the date hereof and on the date of each Advance made pursuant hereto as follows:

Section 4.1         Status and Licensing. Borrower (i) is an entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its properties makes such qualification or licensing necessary, except for any such failures to be so organized, existing, and in good standing, to have such power and authority, or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.2           Power and Authority; Enforceability; Consents; No Conflict.

Borrower has all necessary corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Funding Documents to which it is a party, and has taken all necessary entity action to authorize the execution, delivery, and performance of the Funding Documents to which it is a party. The execution, delivery, and performance of this Agreement and the other Funding Documents by Borrower and the consummation by Borrower of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Borrower and no other corporate proceedings on the part of Borrower are necessary to approve this Agreement or the other Funding Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Funding Documents to be executed and delivered by Borrower on the date hereof have been duly executed and delivered by Borrower and, assuming the due authorization, execution, and delivery by the other parties thereto, constitute valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). No consent or authorization of, filing with, notice to, or other act by or in respect of any Governmental Entity or any other Person is required to be made or obtained in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or any other Funding Document by or against Borrower, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in full force and effect, (ii) filings and recordings with respect to the Collateral to be made or otherwise delivered to Lender for filing or recordation from time to time as contemplated by the terms of the Funding Documents, and (iii) such consents, authorizations, filings, notices, or other acts of any Governmental Entity or any other Person the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Agreement and the other Funding Documents do not violate the terms of or otherwise conflict with, except as would not reasonably be expected to result in a Material Adverse Effect, any other Contract binding on Borrower or any Collateral.

Section 4.3           Actions, Suits, Etc.

There is no action, suit, investigation, or proceeding pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any of its assets which, if adversely determined, would have a Material Adverse Effect.

Section 4.4           Information.

No information or report furnished by Borrower to Lender in connection with the negotiation of this Agreement or the other Funding Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

Section 4.5           Valid Title.

Except for Permitted Liens, Borrower is the sole legal and equitable owner of, or otherwise has the power to transfer, each item of Collateral in which it grants a security interest hereunder, having good and marketable title thereto or the power to transfer such Collateral in each case free and clear of all Liens (other than Permitted Liens).

Section 4.6           Other Liens.

No effective security agreement, financing statement, or other Lien or filing in respect thereof covering all or any part of the Collateral exists (other than Permitted Liens).

Section 4.7           Security Interest.

This Agreement creates a legal and valid security interest and Lien in and on all of the Collateral. Lender has, or following the filing of any UCC financing statement required to be filed hereunder, and the taking of any other action requested by Lender to be taken pursuant to Section 3.3 in order to perfect security interests in the Collateral, will have, a fully perfected, first-priority security interest in all of the Collateral (subject only to Permitted Liens).

Section 4.8           Filing Information.

As of the Effective Date, Borrower’s type of organization, jurisdiction of organization, legal name, organizational identification number (if any), and chief executive office or principal place of business are as follows:

Name: Lumos Pharma, Inc.
Type: Corporation
Jurisdiction: Delaware
Organizational ID: 3051879
Chief Executive Office/Principal Place of Business:
4200 Marathon Blvd #200, Austin, Texas 78756

ARTICLE 5

COVENANTS

Borrower hereby covenants and agrees with Lender as follows at all times until the payment in full of all of the Secured Obligations hereunder (other than inchoate indemnity obligations and contingent obligations not yet due and payable) and the termination of this Agreement:

Section 5.1           Maintenance of Existence.

Except for the transactions contemplated under the Merger Agreement, Borrower shall (i) preserve, renew, and keep in full force and effect its entity existence, and (ii) except as would not reasonably be expected to have a Material Adverse Effect, take all commercially reasonable action to obtain and maintain all rights, privileges, authorizations, and franchises necessary or desirable for the conduct of its business as presently conducted.

Section 5.2           Use of Proceeds.

Borrower shall use the proceeds of all borrowings hereunder solely for and in accordance with the Permitted Uses.

Section 5.3           Insurance.

Borrower shall maintain in full force and effect insurance policies, including, without limitation, general liability and commercial property insurance policies insuring the Collateral against loss or damage, in such amounts and against such risks as management has determined to be prudent in accordance with industry practices.

Section 5.4           Taxes, Assessments, Etc.

Borrower shall pay promptly when due all material Taxes imposed upon, and all material claims (including claims for labor, materials, and supplies) against the Collateral, except to the extent the validity thereof is being contested in good faith by proceedings diligently pursued and adequate reserves are maintained in connection therewith.

Section 5.5           Maintenance of Collateral and Records.

Borrower shall, at its own cost and expense, defend title to the Collateral and Lender’s first-priority security interest and Lien, subject to Permitted Liens, with respect thereto against all claims and demands of all Persons at any time claiming any interest therein adverse to Lender (other than Permitted Liens). Except as expressly permitted by this Agreement or the other Funding Documents, there is no agreement, order, judgment, or decree, and Borrower shall not enter into any agreement or take any other action, that could reasonably be expected to restrict the transferability of any of the Collateral or otherwise impair or conflict with Borrower’s obligations or the rights of Lender hereunder without the prior written consent of Lender. Borrower shall keep and maintain at its own cost and expense complete books and records of the Collateral in accordance with GAAP in all material respects, including, without limitation, records of all payments and collections received and credits granted with respect to any Collateral.

Section 5.6           Liens; Financing Statements.

Borrower shall not (i) create or permit to exist any Liens on the Collateral (other than Permitted Liens) or (ii) execute, authorize, or permit to be filed in any recording office any financing statement or similar instrument covering all or any part of the Collateral or listing Borrower as debtor with respect to all or any part of the Collateral, except financing statements and other instruments filed in respect of Permitted Liens or such instruments filed with the prior written consent of Lender.

Section 5.7           Indebtedness.

Borrower shall not create, incur, assume, or suffer to exist any Indebtedness except as expressly permitted by the Merger Agreement.

Section 5.8           Changes in Name, Jurisdiction of Organization, Etc.

Except upon 20 days’ prior written notice to Lender (or such lesser time as Lender may agree in its sole discretion), together with delivery to Lender of all additional information, financing statements, and other documents, filings, and instruments requested by Lender to protect and maintain the validity, perfection, and priority of the security interests and Liens provided for in the Funding Documents, Borrower shall not (except, for the avoidance of doubt, as expressly required by the Merger Agreement to consummate the transactions contemplated thereby) change (i) its legal name, type of organization, or corporate structure, (ii) the location of its chief executive office or principal place of business, (iii) its jurisdiction of organization, in each case including, without limitation, by merger, reorganization, dissolution, liquidation, reincorporation, conversion, or operation of law, or (iv) the dates of its fiscal quarter or fiscal year ends.

Section 5.9           Compliance with Law; Inspection of Collateral.

Borrower shall comply with all material requirements of law applicable to the Collateral. Borrower shall operate its business in compliance with all material provisions of applicable federal, state, and local law. Borrower shall keep the Collateral in good working order and repair, ordinary wear and tear and casualty and condemnation excepted, and will not use the same in violation of applicable law or any policy of insurance thereon unless such violation would not result in a Material Adverse Effect. Borrower shall permit Lender, or its designee, to inspect the Collateral at any reasonable time upon reasonable prior notice, wherever located, in accordance with the procedures set forth in and subject to Section 6.5 of the Merger Agreement.

Section 5.10         Compliance with Merger Agreement.

Borrower shall at all times comply with the terms of the Merger Agreement in all material respects.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1          Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligation of Lender to make any Advance requested to be made by it hereunder on the Effective Date is subject to the satisfaction of the following conditions precedent:

(a)          this Agreement, and each other Funding Document to be delivered as of the Effective Date, has been duly executed and delivered by each of Borrower and Lender;

(b)         Borrower shall have provided to Lender evidence reasonably satisfactory to Lender of the existence of insurance satisfying all requirements of Section 5.3 hereof;

(c)        the representations and warranties of Borrower contained in this Agreement shall be true and correct in all material respects, before and immediately after giving effect to the making of all requested Advances on the Effective Date, with the same effect as if made on and as of such date (other than any such representation or warranty that, by its terms, speaks as of a particular date, which representation or warranty shall have been true and correct in all material respects as of such date);

(d)        no Default or Event of Default shall have occurred and be continuing or shall result from the making of all requested Advances on the Effective Date, if any, or the use of the proceeds thereof;

(e)          the total aggregate principal amount of all requested Advances on the Effective Date, if any, shall not exceed the Funding Cap; and

(f)         Lender shall have received satisfactory copies of all supporting documentation and other information it reasonably requests in connection with all requested Advances on the Effective Date, including such supporting documentation and other information as Lender may require to determine that such Advances, if any, shall be applied to Permitted Uses.

Section 6.2           Conditions Precedent to Advances After Effective Date. The obligation of Lender to make any Advance requested to be made by it hereunder on any date after the Effective Date and prior to the Maturity Date is subject in each case to the satisfaction of the following conditions precedent:

(a)          the representations and warranties of Borrower contained in this Agreement shall be true and correct in all material respects on and as of the date of such Advance, before and immediately after giving effect to the making of the relevant Advance on such date, with the same effect as if made on and as of such date (other than any such representation or warranty that, by its terms, speaks as of a particular date, which representation or warranty shall have been true and correct in all material respects as of such date);

(b)         no Default or Event of Default shall have occurred and be continuing on the date of such Advance or shall result from the making of the requested Advance on such date or the use of the proceeds thereof;

(c)          the requested date of such Advance is during the Advance Period;

(d)          the total aggregate principal amount of all Advances made hereunder (together with the principal amount of the requested Advance) shall not exceed the Funding Cap; and

(e)         Lender shall have received satisfactory copies of all supporting documentation and other information it reasonably requests in connection with such Advance, including such supporting documentation and other information as Lender may require to determine that such Advance shall be applied to Permitted Uses.

ARTICLE 7

NOTICES AND OTHER INFORMATION

Section 7.1           Required Notices.

Borrower shall give, or cause to be given, prompt written notice (and in any event, within three Business Days) to Lender of the occurrence of any act or event that has resulted in any Event of Default or any event that, with or without the giving or receipt of notice or the passage of time (or any combination thereof), would constitute an Event of Default (a “Default”).

ARTICLE 8

EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default” under this Agreement:

(a)        the Merger Agreement is terminated by any party thereto for any reason (including, without limitation, due to Borrower’s exercise of any “fiduciary out” provision therein);

(b)         (i) any payment of any principal of any Advance hereunder or any interest thereon shall not be made in full when due, or (ii) Borrower shall default for five Business Days or more in the payment of any other amount whatsoever payable under this Agreement or any other Funding Document after written notice to Borrower from Lender;

(c)        Any representation or warranty made or deemed made by Borrower herein or in any other Funding Document shall prove to have been incorrect in any material respect (if not already qualified by materiality, Material Adverse Effect, or language of similar effect) or in any respect (if already qualified by materiality, Material Adverse Effect, or language of similar effect) on or as of any date made or deemed made

(d)         Borrower shall default in the observance or performance of any covenant or agreement contained in any Funding Document to which it is a party (other than any covenant or agreement separately addressed in this Article 8) and such default shall continue unremedied for a period of 30 days or more after written notice to Borrower from Lender;

(e)        (i) Borrower shall commence any case, proceeding, or other action (A) under any existing or future law of any jurisdiction, domestic, or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (B) in any jurisdiction seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its property, or Borrower shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower in any jurisdiction any case, proceeding, or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) to the extent applicable, remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against Borrower in any jurisdiction any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its property that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) Borrower shall admit in writing its inability to pay its debts generally as they become due; or

(f)          The occurrence of a Material Adverse Effect.

Upon the occurrence and during the continuation of an Event of Default, Lender shall be entitled, without limiting its ability to do so at other times, to (i) declare all principal, interest, and other amounts outstanding hereunder to be immediately due and payable and/or (ii) exercise or enforce any one or more of Lender’s rights, powers, privileges, remedies, and interests under this Agreement, the other Funding Documents, and applicable law (including, without limitation, any remedies available to a secured party under the UCC); provided, however, that in the event of the occurrence of any of the Events of Default set forth in clause (e) above, then simultaneously with that event, and without the necessity of any notice or other action by Lender, the principal, interest, and other amounts outstanding hereunder shall automatically become immediately due and payable. In furtherance of and without limiting the foregoing, upon the occurrence of an Event of Default and at any time thereafter, Lender may, in its sole discretion and at Borrower’s sole expense:

(i)     require Borrower to, and Borrower hereby agrees that it will upon request of Lender immediately, assemble the Collateral or any part thereof, as directed by Lender, and make it available to Lender at such places and times to be designated by Lender;

(ii)    without notice (to the extent permitted by applicable law), sell, resell, assign, and deliver or grant a license to use or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as Lender may deem commercially reasonable;

(iii)   occupy any premises owned or leased by Borrower where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to Borrower in respect of such occupation, and Borrower hereby agrees that it will cooperate and cause any necessary third parties to cooperate with such access and assembly; and

(iv)    exercise any and all rights and remedies of Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to any deposit accounts, and (C) exercise all other rights and remedies with respect to the Collateral.

ARTICLE 9

MISCELLANEOUS

Section 9.1           Governing Law.

THIS AGREEMENT, THE OTHER FUNDING DOCUMENTS, AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THE FOREGOING OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF DELAWARE.

Section 9.2           Consent to Jurisdiction.

Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the other Funding Documents brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably consent to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement, the other Funding Documents, and the transactions contemplated hereby and thereby. Each of the parties agrees not to commence any action, suit, or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any action or proceeding arising out of or relating to this Agreement, the other Funding Documents, or the transactions contemplated hereby and thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (c) that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement the other Funding Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 9.3           Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e mail, upon written (including electronic) confirmation of receipt by e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the address, facsimile number, or e-mail address specified for Borrower or Lender, as the case may be, as set forth on its signature page hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

Section 9.4           Successors and Assigns.

This Agreement and the other Funding Documents shall be binding upon and inure to the benefit of Borrower, Lender, and their respective successors and permitted assigns, except that no party hereto may assign or delegate (and any such attempted assignment or delegation shall be null and void) any of its rights or obligations under this Agreement or any other Funding Document without the prior written consent of the other party hereto, except that Lender shall be permitted to assign or delegate its rights or obligations under this Agreement or any other Funding Document to any Affiliate without the prior written consent of Borrower.

Section 9.5           Further Assurances.

Borrower agrees to do such further acts and things and to execute and deliver such agreements, instruments, and other documents as Lender from time to time may reasonably request in connection with the administration, maintenance, enforcement, or adjudication of this Agreement and the other Funding Documents, each in such form and substance as may be reasonably acceptable to Lender.

Section 9.6           Interest Rate Limitation.

Notwithstanding anything to the contrary contained in this Agreement or any other Funding Document, the interest paid or agreed to be paid under the Funding Documents shall not exceed the Maximum Rate. If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest promptly shall be either applied to reduce the outstanding principal balance of the Advances or refunded to Borrower, in Lender’s sole discretion.

Section 9.7           Counterparts; Facsimile or .pdf Signature.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.8           Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

Section 9.9           No Waiver; Remedies.

No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.10         Entire Agreement; Modifications.

As of the date hereof, this Agreement, all schedules and exhibits hereto, and all other Funding Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such persons and entities, verbal or written, relating to the subject matter hereof and thereof. No amendment or waiver of any provision of this Agreement (including any schedule or exhibit hereto) or any other Funding Document, and no consent to any departure by Borrower therefrom, shall be effective unless in writing signed by Lender and Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 9.11         Interpretation.

When a reference is made in this Agreement to a Section, Article, Exhibit, or Schedule such reference shall be to a Section, Article, Exhibit, or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 9.12         Currency.

All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.13         No Presumption Against Drafting Party.

Each of Borrower and Lender acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.14         Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER FUNDING DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BORROWER:

LUMOS PHARMA, INC.

By:	/s/ Rick Hawkins
Name: Rick Hawkins
Title: CEO and Chairman

Lumos Pharma, Inc.
4200 Marathon Blvd #200
Austin, Texas 78756
Attention:	Lori Lawley
E-Mail:

with a copy (which shall not constitute notice) to:

Cooley LLP
1144 15th Street, Suite 2300
Denver, CO 80202
Attention:	Laura M. Medina
E-Mail:

Clinical Trial Funding Agreement Signature Page

LENDER:

DOUBLE POINT VENTURES LLC

By: Butterfly Trust Company, its Manager

By:	/s/ Christopher Uzpen
Name: Christopher Uzpen
Title: President

Attention:
E-Mail:

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
111 Huntington Avenue, Suite 2500
Boston, MA 20199
Attention:	Paul D. Broude
Garrett F. Bishop
E-Mail:

Clinical Trial Funding Agreement Signature Page

EXHIBIT A

PERMITTED USES

●	Payment of up to $400,000 to a contract research organization reasonably acceptable to Lender for a cardio-metabolic mouse PK/DIO study.
●
Payment of up to $3,000,000 to a contract research organization reasonably acceptable to Lender which will represent the initial payment for a Phase 3 trial for LUM-201 in pediatric growth hormone deficiency, consistent with the discussions between Borrower and the FDA on September 16, 2024.

●	Payment of up to $725,000 to a contract research organization reasonably acceptable to Lender for a cynomolgus monkey study for acromegaly.
●	Payment of up to $412,000 per month for start-up costs related to the Phase 3 PGHD trials.
●	Such other amounts as are necessary for the continued operations of Borrower and continued prosecution of the previously mentioned studies/trials as reasonably agreed with Lender.

A-1

EXHIBIT B

SECURED PROMISSORY NOTE

$7,500,000.00	October 22, 2024

FOR VALUE RECEIVED, the undersigned LUMOS PHARMA, INC., a Delaware corporation (together with its successors and permitted assigns, “Borrower”), promises to pay to DOUBLE POINT VENTURES LLC, a Delaware limited liability company (together with its successors and assigns, “Lender”), the principal sum of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000.00), or so much thereof as shall from time to time be advanced to or for the benefit of Borrower, in lawful tender of the United States of America, pursuant to that certain Clinical Trial Funding Agreement, dated as of the date hereof (as amended, restated, supplemented and/or otherwise modified from time to time, the “Agreement”; capitalized definitional terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement), between Borrower and Lender, on the dates and in the amounts provided in the Agreement. Borrower further promises to pay interest on the outstanding principal under the Agreement evidenced hereby from time to time at the rate(s), on the date(s), and otherwise as provided in the Agreement. This Secured Promissory Note (this “Note”) and the obligations evidenced hereby are secured by Borrower’s assets as further set forth in the Agreement.

Except as otherwise expressly set forth in the Agreement, Borrower hereby expressly waives presentment for payment, notice of nonpayment, protest, notice of protest, diligence in collection, and consent to any and all extensions and renewals hereof without notice.

All terms and conditions of the Agreement are incorporated herein by reference as if fully stated herein.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date first written above by its officer thereunto duly authorized.

BORROWER:

LUMOS PHARMA, INC.

By:	/s/ Rick Hawkins
Name: Rick Hawkins
Title: CEO and Chairman

Secured Promissory Note Signature Page

B-2